Exhibit 19
INSIDER TRADING POLICY OF CABLE ONE, INC.
(Effective Date: February 7, 2023)
1.0Policy Overview
The purpose of this policy is to set forth the requirements related to compliance with securities laws and regulations as they apply to Cable One, Inc. (the “Company”).
This policy is designed to prevent insider trading, minimize allegations of insider trading and to protect the Company’s reputation for integrity and ethical conduct. It is the responsibility of each employee, officer and director to understand and comply with this policy.
2.0Scope
This policy applies to the employees, officers and directors of the Company and all its subsidiaries. This policy also applies to the members of their immediate families with whom they share a household (including a spouse, a child, a child living at college for a portion of the year, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), their dependents, other persons with whom they share a household and any other individuals or entities whose transactions in Company securities they influence, direct or control. Employees, officers and directors of the Company are responsible for ensuring their compliance with this policy as well as the compliance of the individuals and entities just described.
3.0Responsibilities
3.1Policy Owner: Senior Vice President, General Counsel, and Secretary
3.2Responsible Party: Senior Vice President, General Counsel, and Secretary
4.0Policy
4.1OVERVIEW
As evidenced by its Corporate Governance structure and adoption of related policies and practices (referenced below), the Company is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. This policy was adopted as part of the Company’s commitment to its principles, values, ethics and standards as set forth in its Code of Business Conduct.
It is illegal to trade in the Company’s securities while in possession of material nonpublic information about the Company. It is also illegal to give material nonpublic information to others who may trade on the basis of that information, whether or not such individual intends to realize a profit from such “tip”.
As a result, individuals and entities subject to this policy are not allowed to trade in Company securities while in possession of material nonpublic information about the Company. They also are not allowed to disclose any nonpublic information to any person, which includes directly disclosing material nonpublic information as well as making recommendations or expressing opinions about Company securities based on material nonpublic information about the Company, whether or not such individual intends to realize a profit from such “tip”.
If an individual subject to this policy is aware of any material nonpublic information concerning another public company obtained in the course of such person’s employment or other service with the Company (for example, the possible acquisition of that company by the Company), such person must not trade in the securities of the other company or pass any material nonpublic information concerning the other company to others except as necessary or advisable in connection with the performance of such person’s duties to the Company.
The Company may not, directly or indirectly, buy or sell the Company’s securities while in possession of material nonpublic information related to the Company unless such trading activity otherwise complies with all applicable securities laws.

4.2OTHER POLICY TOPICS
4.2.1Covered Transactions
This policy applies to all transactions in the Company’s securities, including purchases, sales and other transfers of Company common stock, options, stock appreciation rights, restricted shares and other securities, put or call options, hedging transactions, short sales and certain decisions with respect to participation in benefit plans. Although there are limited exceptions to this policy (as described in Section 4.3), there are no exceptions from insider trading laws or this policy based on the size of the transaction.
4.2.2Blackout Periods
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods applicable to the restricted trading population (as hereinafter defined) and may institute special trading blackout periods from time to time.
Quarterly Blackout Periods. Unless otherwise specified in Section 4.3, all members of the Board of Directors, Section 16 Officers and certain other employees of the Company that, by the nature of their roles with the Company, are deemed likely to regularly possess material nonpublic information about the Company (collectively referred to as the “restricted trading population”) are subject to the quarterly trading blackout periods. The restricted trading population will be notified by the General Counsel’s office (or its designee) at the start of each fiscal year (1) that they are subject to trading restrictions and (2) of the planned blackout periods for the upcoming year. Generally, quarterly blackout periods cover the time period of approximately one week prior to the end of a fiscal quarter until the completion of two full trading days following the Company’s public release of earnings relating to that quarter (and, in the case of the fourth quarter, the preceding year).
Special Blackout Periods. The Company’s General Counsel (or, in the General Counsel’s absence, the Chief Executive Officer or Chief Financial Officer or their designee) may designate special trading blackouts that apply to particular individuals or groups of persons for such time as determined by the General Counsel’s office. During the special blackout period, those subject to the blackout may not engage in any transaction involving the Company’s securities. In addition, those either aware of or subject to any special blackout period may not disclose to any other persons, either inside or outside of the Company, that a special blackout period has been designated.
4.2.3Trading Windows
Trading windows are the open periods between blackout periods (as described in Section 4.2.2) during which transactions in Company securities are permitted by persons included in the restricted trading population. However, no individual may trade in Company securities (even while in an open trading window) if he/she is in possession of material nonpublic information or is subject to any blackout period.
The trading window will typically begin at the open of the New York Stock Exchange on the third full trading day following the date that the Company’s quarterly or annual financial results are publicly disclosed and continue until the date that is approximately one week prior to the end of the next fiscal quarter. For example, if the Company’s quarterly financial results are publicly disclosed on a Wednesday afternoon following the close of the trading day (or on a Thursday morning before the start of the trading day) and Thursday and Friday are trading days, the trading window would typically open at the start of the trading day the following Monday.
4.2.4Pre-Clearance
All members of the restricted trading population and any other individuals notified in writing by the General Counsel’s office (or its designee) to seek pre-clearance for transactions involving Company securities must obtain prior trading approval (“pre-clearance”) from the General Counsel (or his or her designee) for a proposed trade by completing and submitting a Pre-Clearance Checklist and Certification form (Exhibit 1) in accordance with the procedures established by the General Counsel’s office at least two business days in advance of the proposed transaction (unless otherwise permitted by the General Counsel (or his or her designee)). The General Counsel (or his or her designee) is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
Even if pre-cleared to trade, such individual may not trade in the Company’s securities while in possession of material nonpublic information.
Discretionary purchases or sales of the Company’s securities by the Company require pre-clearance.

4.2.5Prohibitions on Speculative Transactions, Derivatives, Hedging, Short Selling and Pledging
The Company considers it inappropriate for any member of the restricted trading population to enter into speculative transactions in the Company’s securities. Therefore, the restricted trading population is prohibited from (1) trading derivative securities, such as puts, calls, options, and similar instruments; (2) entering into hedging or monetization transactions or similar arrangements in which the stockholder continues to own the underlying security, but without all of the risks or rewards of ownership, such as collars and forward-sale contracts; (3) engaging in short sale transactions in the Company’s securities; (4) buying the Company’s securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held (other than pledges of securities in effect prior to February 2, 2016); (5) engaging in short-term trades of purchasing and selling or selling and purchasing the Company’s securities within 30 calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction; and (6) placing standing or limit orders on the Company’s securities (other than under an approved 10b5-1 trading plan (as described in Section 4.3.1 below)). Any shares of the Company’s common stock that are pledged will not count toward the Company’s stock ownership requirements. For the avoidance of doubt, the prohibition on trading derivative securities does not apply to transactions in stock appreciation rights, stock options and similar securities granted to members of the restricted trading population by the Company.
4.2.6Gifts of the Company’s Securities
Gifts of the Company’s securities are prohibited by individuals when in possession of material nonpublic information or during a blackout period unless the donee expressly agrees it will not make any transaction with the Company’s securities while the donor is in possession of material nonpublic information. Members of the Board of Directors and Section 16 officers shall notify the General Counsel in writing of any gift of the Company’s securities at least two business days in advance of the proposed gift.
4.2.7Post-Termination Transactions
This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information about the Company when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified in Section 4.2.4, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service. The Company may also require that you transfer any Company common stock held in a Company-established brokerage account to a personal brokerage account prior to trading such Company common stock.
4.3POLICY EXCEPTIONS AND ADMINISTRATION
4.3.1Transfers Pursuant to Rule 10b5-1
The Securities and Exchange Commission has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this policy, even if the plan owner is aware of material nonpublic information at the time of the transaction or a blackout period is in effect. However, a 10b5-1 trading plan, as well as any changes or amendments to the trading plan, must be adopted outside of a blackout period and the 10b5-1 trading plan must include a representation certifying that, on the date the 10b5-1 trading plan is adopted, the plan owner is not aware of material nonpublic information relating to the Company and the 10b5-1 trading plan is adopted in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
Each 10b5-1 trading plan for members of the Board of Directors and Section 16 Officers must provide that no purchases or sales shall occur until the expiration of a cooling-off period consisting of the later of: (1) 90 days after the date the 10b5-1 trading plan is adopted, or (2) two business days after the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 trading plan was adopted. For all other individuals, no purchases or sales shall occur until the expiration of a cooling-off period that is 30 days after the date the 10b5-1 trading plan is adopted.
An individual may not enter into multiple 10b5-1 trading plans providing for transactions during overlapping periods except with respect to:
•separate contracts with different broker-dealers or other agents acting on behalf of the individual that may be treated as a single 10b5-1 trading plan;
•one later commencing 10b5-1 trading plan under which trading is not authorized to begin until after all trades under the earlier commencing 10b5-1 trading plan are completed or expire without execution; and

•a 10b5-1 trading plan providing for an “eligible sell-to-cover transaction" as allowed under Rule 10b5-1.
If a 10b5-1 trading plan does not provide for an “eligible sell-to-cover transaction” and is designed to effect the open market purchase or sale of the total amount of securities as a single transaction, the 10b5-1 trading plan may not be entered into unless:
•the individual entering into the 10b5-1 trading plan has not, during the prior 12-month period, adopted a 10b5-1 trading plan that was designed to effect the open-market purchase or sale of the total amount of securities to that plan in a single transaction; and
•such other 10b5-1 trading plan in fact was eligible to receive the affirmative defense under paragraph (c)(1) of Rule 10b5-1.
Any modification or change to the amount, price or timing of the purchase or sale of the Company’s securities underlying a particular individual’s 10b5-1 trading plan is considered a termination of such 10b5- 1 trading plan and the adoption of a new 10b5-1 trading plan. A 10b5-1 trading plan modification, such as the substitution or removal of a broker that is executing trades pursuant to a Rule 10b5-1 arrangement on behalf of the person, that changes the price or date on which purchases or sales are to be executed, is a termination of such individual’s 10b5-1 trading plan and the adoption of a new 10b5-1 trading plan.
In addition, the Company has established the following non-regulatory guidelines for 10b5-1 trading plans entered into by individuals subject to this policy:
•Plan duration: 6 months to 3 years
•Plan approvers: General Counsel or Chief Financial Officer (or their designees)
Each 10b5-1 trading plan, and any amendments to an existing 10b5-1 trading plan, must be approved by the General Counsel or Chief Financial Officer (or their designee), provided that no individual may approve their own 10b5-1 trading plan or any amendments thereto, prior to being established to confirm compliance with this policy and applicable securities laws. Individuals in the restricted trading population who wish to execute a 10b5-1 trading plan should contact the General Counsel’s office or the Company’s Equity Administrator.
Approval of a trading plan will not be deemed a representation by the Company that the plan complies with Rule 10b5-1, nor an assumption by the Company of any liability or responsibility to the plan owner or any other party if the plan does not comply with Rule 10b5-1.
This policy does not prohibit the purchase or sale of Company Securities by the Company in accordance with a 10b5-1 trading plan that complies with all applicable securities laws.
4.3.2Permissible Exceptions
The trading restrictions under this policy do not apply to (i) transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Company securities does not change, (ii) the performance and/or time-based vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which the
Company withholds shares of the Company’s securities to satisfy tax withholding requirements upon the vesting of any such awards. Sales or exchanges of the Company’s securities acquired pursuant to the vesting of such award are, however, prohibited during a Blackout Period applicable to the individual); and (iii) the automatic exercise and corresponding net settlement of Company options upon their expiration pursuant to the terms of such options. Some transactions that involve merely a change in the form in which the securities are owned may be permitted. The Company’s General Counsel is available as a resource to discuss the particulars of a situation and should be consulted if it is unclear whether a change in the form of ownership is permitted or violates this policy.
4.3.3Other Exceptions
Any other exception from this policy must be approved in advance of any trades by the General Counsel (or his or her designee) in consultation with the Board of Directors of the Company.
Even if a transaction falls within one of the exceptions described in Section 4.3, the individual or entity subject to this policy must separately assess whether the transaction complies with applicable law.

4.3.4Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this policy do not in any way relieve any individual or entity subject to this policy of his, her or its obligation to also comply with any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
4.3.5Amendments
The Company is committed to continuously reviewing and updating its policies and therefore reserves the right to amend this policy at any time, for any reason, subject to applicable law.
4.4POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
4.4.1Civil and Criminal Penalties
The consequences of prohibited insider trading or tipping can be severe. Penalties can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, paying civil and/or criminal penalties and/or serving a jail term. The Company and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
4.4.2Company Disciplinary Action
Violation of this policy or federal or state insider trading or tipping laws by (1) any director may subject the individual to removal proceedings and (2) by an officer or employee may subject such individual to disciplinary action by the Company up to and including termination of employment for cause. A violation of this policy is not necessarily a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this policy has been violated. The Company may determine that specific conduct violates this policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
4.4.3Reporting of Violations
Any violation or suspected violation of this policy should be promptly reported to the General Counsel or anonymously through the Company’s Ethics Hotline.
5.0Definitions
•Material Nonpublic Information — Information is deemed “material” if a reasonable investor would consider it important in deciding whether to buy, sell or retain the security. Information is deemed “nonpublic” if it has not been widely disseminated to the public (through, for example, a press release, SEC filing or major news services).
6.0References
Code of Business Conduct
7.0Exhibits
•Exhibit 1 – Pre-Clearance Checklist and Certification form (with such immaterial changes as the Policy Owner deems necessary or advisable)
8.0Procedures
8.1QUESTIONS
If you have any questions regarding this policy, please contact the Company’s General Counsel or Equity Administrator.

Cable Onc, Inc.
Insider Trading Policy
Pre-Clearance Checklist and Certification

Individual Proposing to Trade:
Name
Purchase / Sale / Transfer
Maximum Number of Shares	Purchase ☐	Sale ☐	Transfer ☐
Shares Held at	E*TRADE ☐	Other Broker ☐ (Name:)

Stock Appreciation Right (SAR) Exercise
Maximum Number of SARs	SAR Exercise and Sale ☐		SAR Exercise and Hold ☐

Additional Information Regarding Proposed Transaction

[Check below to indicate compliance]
☐    Compliance with Insider Trading Policy: I will ensure my trade is made during an open window and is in compliance with the Company’s Insider Trading policy.
☐    Rule 10b5-1 Concerns: I understand that trading is prohibited when in possession of any material nonpublic information regarding Cable One, Inc. I have discussed with the Company’s General Counsel any information known to me that I believe may be material or that I have any questions about whether it is material.
☐    Trades within the Past Six Months: I have listed all transactions in Company securities made in the past six months below. If I have not transacted in Company securities in the past six months, I have indicated that this section is not applicable to me with an “N/A” under Trade Date.

Trade Date	Quantity

☐     Rule 144 Compliance for Affiliates (Directors/Section 16 Officers), if applicable: I will ensure my trade will be made in compliance with the requirements of Rule 144, including timely filing of a Form 144 with the SEC and the NYSE.
I certify that I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).

To Be Completed by the Company’s General Counsel or Associate General Counsel:
Signature of Individual Proposing to Trade				N/A
	☐ Individual is subject to Rule 144			☐
	☐ Individual is subject to Section 16			☐
	☐ Short-swing trading compliance verification			☐
Name of Individual Proposing to Trade	☐ Stock ownership guideline compliance verification			☐

Pre Clearance Trading Window

to
Date

	Signature		Date